For Immediate Release

News Release

Republic Companies Group, Inc. Comments on Hurricane Katrina Losses

Dallas, Texas -- September 13, 2005 -- (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic") today released information regarding its response to Hurricane Katrina and the financial effects of this Category 4 hurricane on the third quarter results of Republic. In summary, the Company's personnel and representatives have been mobilized to assist policyholders since August 30th, the day following the onslaught of this devastating storm. While responding fully to its responsibilities to policyholders, the financial effect on Republic's financials should be within the loss expected from a major wind-related catastrophe. Specifically, the after tax impact on Republic's third quarter net income, net of recoveries from catastrophe reinsurance treaties, is estimated at approximately $3.3 million.

Member companies of The Republic Group provide insurance for windstorm damage and related risks to homes, automobiles and commercial businesses in Louisiana. Consistent with industry practice, Republic's policy terms do not include losses related to flood damage.

Republic has no property risks in Alabama, Mississippi or Florida, the other states struck by Katrina.

Parker Rush, President and Chief Executive Officer commented, "We know this is a difficult time for our policyholders and independent agents residing in Katrina's path. We are working to assist them in rebuilding their lives and their businesses. This is a particularly trying process for all parties, as physical access to the areas damaged by Katrina remains difficult for policyholders and for our claims representatives who are attempting to provide assistance. In addition to responding to contractually insured obligations to our policyholders and independent agents, Republic and its employees are providing other financial and volunteer assistance to residents impacted by Hurricane Katrina."

The losses related to Katrina are a subject of continuing assessment, and the mix of insured losses to total losses is particularly complex in this case. As such, Republic is not yet able to fully assess the gross losses incurred by the Company as a result of Hurricane Katrina. However, sufficient information is now available to report that we expect the gross loss to be within the limits of the Company's excess of loss reinsurance coverage. This estimate is preliminary and based on broad assumptions about coverage, damage and reinsurance including claims received to date, industry loss estimates, estimates from industry and proprietary models, and contract language, among other factors.

Republic's comprehensive reinsurance program is comprised of several layers of catastrophe reinsurance agreements and is placed with reinsurers having an A.M. Best Rating of A- (Excellent) or better. The program not only provides protection against direct insured losses from a large catastrophic event like Hurricane Katrina, but also protects the Company against indirect losses which are assessed by state coastal insurance plans and wind pool insurance associations to cover a portion of their losses from such events.

Republic's before tax net retained participation in the losses related to Katrina, after recovery of the several reinsurance layers is $5 million. Further, Republic has purchased additional reinsurance, such that the Company now has coverage for reimbursement from its insurers in the case of a possible second and third substantial catastrophic event in 2005.

2005 Guidance

For the full year 2005, Republic continues to anticipate providing a return on average equity that is in the range of 13% to 15%.

About Republic

Republic Companies Group, Inc. is a holding company of a group of insurance companies and related entities that provide personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. Our focus on this large and fast-growing region helps us identify profitable underserved niche opportunities primarily in rural and small to medium-size metropolitan areas. We have written insurance in Texas consistently throughout our entire 101-year history and have developed market knowledge and a loyal network of independent agents and a select group of managing general agents who provide us access to what we believe are among the most profitable markets. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in early August, 2005.

Precautionary Statement Regarding Forward-Looking Information

Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. All forward-looking statements address matters that involve risks and uncertainties. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. You should read the additional information regarding these and other risk factors and uncertainties which may be found in Republic Companies Group, Inc.'s filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6100